Exhibit (e)(2)

                       AMENDMENT TO DISTRIBUTION AGREEMENT

     This Amendment, dated and effective as of May 8, 2001, is made and entered into by and between Bailard, Biehl & Kaiser International Fund Group, Inc., a Maryland corporation (the "Company"), and BB&K Fund Services, Inc., a California corporation (the "Distributor").

     WHEREAS, the Company and the Distributor have previously entered into a Distribution Agreement dated as of October 1, 1993 (the "Distribution Agreement") pursuant to which the Distributor distributes the shares of the Bailard, Biehl & Kaiser International Equity Fund and the Bailard, Biehl & Kaiser Fixed-Income Fund series of the Company;

     WHEREAS, the name of the Bailard, Biehl & Kaiser Fixed-Income Fund has been changed to the "Bailard, Biehl & Kaiser Bond Opportunity Fund;"

     WHEREAS, the Company has established two additional series of shares, the Bailard, Biehl & Kaiser Enhanced Growth Fund (the "Growth Fund") and the Bailard, Biehl & Kaiser Cognitive Value Fund (the "Value Fund"), to be distributed by the Distributor;

     NOW, THEREFORE, the parties agree as follows:

     1. The Company hereby appoints the Distributor as its exclusive agent to act as principal underwriter and distributor of the shares of common stock, $0.0001 par value, of the Growth Fund and the Value Fund, and the Distributor hereby accepts such appointment, upon the terms set forth in the Distribution Agreement.

     2. The first paragraph of the Distribution Agreement is amended to read in full as follows:

     This Agreement, dated as of October 1, 1993, is entered into by and between Bailard, Biehl & Kaiser International Fund Group, Inc., a Maryland corporation (the "Company"), on behalf each of its series listed on Appendix A hereto (each a "Fund" and together the "Funds"), and BB&K Fund Services, Inc., a California corporation (the "Distributor").

     3. Appendix A is added to the Distribution Agreement as follows:

                                   APPENDIX A
                            to Distribution Agreement

                Bailard, Biehl & Kaiser International Equity Fund

                Bailard, Biehl & Kaiser Bond Opportunity Fund

                Bailard, Biehl & Kaiser Enhanced Growth Fund

                Bailard, Biehl & Kaiser Cognitive Value Fund

     4. In all other respects, the Distribution Agreement is affirmed without change.
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     IN WITNESS WHEREOF, the parties have executed this Amendment with intent to be bound hereby.


BAILARD, BIEHL & KAISER                 BB&K FUND SERVICES, INC.
INTERNATIONAL FUND GROUP, INC.


By:  Peter M. Hill                      By:  Sofi Kyriakidis

Its: Chairman                           Its: Treasurer

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